Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Orchid BioSciences, Inc.

(609) 750-2200

Michael E. Spicer

Chief Financial Officer

Tracy J. Henrikson

Director, Corporate Communications

ORCHID BIOSCIENCES, INC. REPORTS

SECOND QUARTER 2003 FINANCIAL RESULTS

PRINCETON, N.J., Aug. 7, 2003 – Orchid BioSciences, Inc. (Nasdaq: ORCH) today reported financial results for its second quarter ended June 30, 2003.

Total revenues were $12.4 million for the second quarter of 2003 and $25.1 million for the six months ended June 30, 2003, compared to $12.4 million and $24.1 million for the comparable periods in 2002, respectively. Service revenues were $12.2 million for the second quarter of 2003 and $24.8 million for the six months ended June 30, 2003, up from $11.7 million and $21.9 million for the corresponding periods in 2002, respectively. During the quarter and six months ended June 30, 2002, Orchid generated service revenues associated with its Life Sciences business unit of approximately $0.7 million and $1.0 million, respectively. There were minimal service revenues from this unit in 2003 since the company did not actively pursue contracts in this research segment following the sale of the Life Sciences product business in December, 2002. Service revenues from Orchid’s core businesses in forensic, paternity and public health DNA testing, which in 2003 included all service revenues, increased 11% in the second quarter and 19% in the first six months ended June 30, 2003, compared to revenues from these businesses in the comparable periods in 2002. The increase in service revenues for the quarter and six months reflects growth across all segments, and particularly robust sales increases in Orchid’s European operations. The results of continuing operations for both 2003 and 2002 exclude the revenues and operating expenses of the Company’s discontinued Orchid Diagnostics business unit, which it is currently seeking to divest.

Total selling, general and administrative and research and development expenses were $8.8 million for the second quarter of 2003 and $17.4 million for the six months ended June 30, 2003, compared to $15.2 million and $30.7 million for the comparable periods in 2002, decreases of approximately 42% and 43%, respectively. The decrease in total selling, general and administrative and research and development expenses is a result of Orchid’s strategic refocusing, which included restructuring efforts and the divesture of its Life Sciences SNP genotyping instrumentation business. Total operating expenses during the quarter and six months ended June 30, 2003 were $17.2 million and $33.7 million, respectively, compared to $25.0 million and $48.6 million for the corresponding periods in 2002. Included in these amounts for the quarter and six months ended June 30, 2003 are an impairment of assets charge of $0.8 million and a restructuring charge of $0.2 million related to Orchid’s decision to strategically realign its GeneShield business. During the second quarter of 2003, Orchid also recorded a restructuring credit of $0.3 million related to the termination of a facility lease for an amount less than originally estimated. Included in total operating expenses for the quarter and six months ended June 30, 2002 is a $1.9 million restructuring charge associated with termination benefits and facilities charges for cost reduction efforts in 2002. Also included in total operating expenses for the quarter and six months ended June 30, 2003 are $1.0 million and $1.9 million of amortization of deferred compensation and of intangible assets, respectively, compared to $1.3 million and $2.6 million for the comparable periods in 2002.

Operating losses for the quarter and six months ended June 30, 2003 have significantly decreased from the comparable periods in 2002. Orchid reported a loss from continuing operations of $5.5 million, or $0.11 per share allocable to common stockholders for the second quarter of 2003, compared to $12.6 million, or $0.23 per share, for the comparable period in 2002. For the six months ended June 30, 2003, the Company reported a loss from continuing operations of $9.6 million, or $0.20 per share allocable to common stockholders, compared to $23.6 million, or $0.45 per share, for the comparable period in 2002. Orchid reported a loss from the Orchid Diagnostics discontinued operations of $4.0 million, or $0.07 per share, for the second quarter of 2003, and $4.2 million, or $0.07 per share, for the six months ended June 30, 2003. Included in the loss from the discontinued operations of Orchid Diagnostics for the second quarter of 2003 is a $3.9 million write-down of assets associated with the Diagnostics business which was largely allocated to the intangible assets of this business. Orchid is currently in advanced discussions with several interested firms regarding the sale of its Orchid Diagnostics business, which has breakeven cash flow from operations and is not a source of cash burn for the Company.

The Company reported a net loss allocable to common stockholders of $10.2 million, or $0.18 per share, for the second quarter of 2003, compared to $12.2 million, or $0.22 per share, for the comparable period in 2002. For the six months ended June 30, 2003, Orchid reported a net loss allocable to common stockholders of $15.2 million, or $0.27 per share, compared to $22.7 million, or $0.43 per share, for the comparable period in 2002. Included in the reported loss from continuing operations per share allocable to common stockholders and the net loss allocable to common stockholders and related per share information are dividends and accretion of $0.7 million for the quarter and six months ended June 30, 2003, and a beneficial conversion feature of $0.7 million for the six months ended June 30, 2003, both related to the Company’s recent $16 million financing which was consummated on March 31, 2003.

At June 30, 2003, cash and cash equivalents, including the short and long-term portion of restricted cash, totaled $19.1 million.

“Our results for the second quarter clearly demonstrate tremendous progress in our metamorphosis into a lean and efficient operating company. We have continued to strengthen our gross margins and achieved a substantial reduction in our cash operating expenses, which have been reduced by more than 40 percent from their levels of a year ago. Our improving financial health is demonstrated by the fact that we dramatically narrowed our net losses in our core businesses compared to last year, and were able to substantially strengthen our balance sheet with a recent financing,” said Paul J. Kelly, M.D., chief executive officer of Orchid. “We also reported gains in service revenues from our core forensic, paternity and public health DNA testing businesses, despite a depressed macroeconomic climate and unexpected delays in the release of federal funds already committed to state forensic DNA testing programs. Going forward, we are focusing on both growing revenues in our existing markets and continuing to broaden our revenue sources and expand our global presence, by pursuing more opportunities like the recent contracts we have been awarded for immigration DNA testing.”

Dr. Kelly continued, “Orchid has successfully transformed itself from its origins as a technology-centered company involved in related but diverse product and service offerings to a services firm focused on identity genomics, the largest existing market for DNA analysis today and a market where we are already the leader. We now have a solid foundation from which to further optimize our operations and explore strategic opportunities for future growth as we move forward in our efforts to make Orchid a profitable, high growth company.”

“As a result of our cost reduction efforts and stringent fiscal controls, we have considerably reduced operating expenses and cash burn. For the first half of 2003, our cash outflow was a fraction of the high cash burn levels experienced in past years,” said Michael E. Spicer, vice president of finance and chief financial officer of Orchid. “Another key accomplishment this quarter was our success in regaining compliance with Nasdaq National Market listing standards. We believe that we are well-positioned to achieve future growth and profitability.”

2003 Outlook

Orchid expects to record top-line revenues for the full year of 2003 of at least $50 million and to achieve operating profitability by the end of 2003. These projections could be adversely affected if there are further delays in the release of federal funds earmarked for forensic DNA testing services by the National Institute of Justice.

Recent Developments

Operational

•	In July, Orchid’s Cellmark unit was awarded a three-year contract by the Houston Police Department to conduct a large portion of its forensic DNA analysis for new cases as well as retesting for prior cases.
•	In July, Orchid’s GeneScreen unit entered into an agreement with the Guatemalan government to provide DNA testing services to confirm the identity of Guatemalan children being adopted by foreign nationals. Guatemala is the third largest source of international adoptions, following China and Russia.
•	In July, Orchid’s European business unit was awarded an exclusive 18-month contract by the Norwegian government to provide DNA testing services to confirm the identity of individuals immigrating to Norway. Orchid Europe’s new contract with Norway follows its 2002 exclusive, extendable three-year contract award from the U.K. government to provide DNA relationship testing services to the UKVisas department.
•	In June, Orchid’s Cellmark unit donated a package of forensic DNA tests to the Innocence Project in recognition of three men freed by DNA testing. The DNA testing was conducted by Orchid Cellmark on behalf of the Innocence Project at the Cardozo Law School. The Long Island men were freed after serving 18 years when a series of new tests conducted by Orchid Cellmark confirmed that critical DNA evidence recovered from the victim did not belong to any of the three convicted men.
•	In May, Orchid received approval from the American Association of Blood Banks to use SNPs as stand-alone genetic markers for paternity testing. The first company to receive such approval, Orchid is implementing its SNP technology to further decrease costs and improve margins in its paternity testing operations, and expects to deploy the technology before the end of 2003.

Strategic and Financial

•	In June, Orchid regained compliance with the $1.00 minimum bid price requirement for continued listing on the Nasdaq National Market. As a result, Orchid’s Board of Directors determined that it would not proceed with a reverse stock split previously approved by its shareholders.
•	In May, Orchid implemented a strategic realignment of its Orchid GeneShield unit, which is applying pharmacogenetic tools to develop personalized medicine services. Orchid is currently assessing various market segments and business models to evaluate which may have the greatest potential in this emerging marketplace.

•	In April, Orchid announced a $16 million private financing with BayStar Capital, SDS Capital Partners and other institutional investors.

Key Appointments

•	In June, Orchid appointed Dr. Paul Kelly as chief executive officer of Orchid. Dr. Kelly is best known within the biotechnology industry as the former CEO of Gemini Genomics, a leading clinical genomics company which he co-founded in 1995 to discover and commercialize novel gene-based targets which was subsequently acquired by Sequenom. By training, Dr. Kelly is a research physician specializing in endocrinology.
•	In July, Orchid appointed Mr. Michael Spicer as chief financial officer of Orchid. Mr. Spicer joined Orchid as vice president of finance following the Company’s acquisition of Lifecodes in December 2001. At Lifecodes, he served as vice president, chief financial officer, treasurer and secretary from 1998 until it was acquired by Orchid. Mr. Spicer’s prior experience includes more than 20 years of finance and accounting experience.

Conference Call Information

A conference call with Orchid management will be held on Thursday, August 7, 2003 at 10:00 am ET. To listen to the conference call, please dial 1-973-694-6836 and ask for the Orchid Conference Call. To listen to the live or archived webcast via the Internet, please visit the Investors section of Orchid’s web site, www.orchid.com.

About Orchid BioSciences

Orchid BioSciences is the leading provider of identity genomics services for the forensic and paternity DNA testing markets and for public health DNA testing for food safety. Orchid’s market leading positions in these segments leverage the Company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark and GeneScreen brands that have been associated with exceptional quality, reliability, innovation and customer service for nearly two decades. More information on Orchid can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Orchid’s plan to focus on both growing revenues in its existing markets and continuing to broaden its revenue sources and expand its global presence, by pursuing more opportunities like the recent contracts it has been awarded for immigration DNA testing; Orchid’s belief that it is well-positioned to achieve future growth and profitability; Orchid’s expectation to record top-line revenues for the full year of 2003 of at least $50 million and to achieve operating profitability by the end of 2003; and Orchid’s expectation to deploy its SNP technology in its paternity testing operations by the end of 2003. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid products and services, dependence on collaborations and partners, regulatory approvals, competition, intellectual property of others, patent protection, litigation, Orchid’s ability to obtain additional financing and Orchid’s listing on the Nasdaq National Market. These risks and other additional factors affecting Orchid’s business are discussed under the headings “Risks Related to Our Business,” “Risks Related to the Biotechnology Industry” and “Risks Associated with Our Common Stock” in Orchid’s Annual Report on Form 10-K for the year ended December 31, 2002, and Orchid’s Registration Statement on Form S-3 and the prospectus contained therein dated June 6, 2003, each as filed with the Securities and Exchange Commission, and in other filings made by Orchid with the Securities and Exchange Commission from time to time. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

ORCHID BIOSCIENCES, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Three and six months ended June 30, 2003 and 2002

(In thousands, except share and per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues:
Product revenues	$—	$201	$—	$924
Service revenues	12,244	11,709	24,785	21,898
Other revenues	120	474	317	1,263

Total revenues	12,364	12,384	25,102	24,085

Operating expenses:
Cost of product revenues	—	97	—	345
Cost of service revenues	6,653	6,494	13,650	12,984
Research and development	1,059	5,040	2,174	10,462
Marketing and sales	1,701	2,433	3,569	4,597
General and administrative	6,056	7,724	11,625	15,681
Impairment of assets	837	—	837	—
Restructuring	(83)	1,930	(83)	1,930
Amortization of deferred compensation	500	505	981	1,107
Amortization of intangible assets	453	770	908	1,516

Total operating expenses	17,176	24,993	33,661	48,622

Operating loss	(4,812)	(12,609)	(8,559)	(24,537)

Total other income, net	43	22	53	25

Loss from continuing operations before income taxes	(4,769)	(12,587)	(8,506)	(24,512)
Income tax (expense)/benefit	(716)	—	(1,060)	894

Loss from continuing operations	(5,485)	(12,587)	(9,566)	(23,618)
Discontinued operations:
Income/(loss) from operations of a business held for sale	(3,983)	367	(4,182)	881

Net loss	(9,468)	(12,220)	(13,748)	(22,737)
Dividends to Series A Preferred Shareholders	(244)	—	(244)	—
Accretion of Series A Preferred Stock discount resulting from conversions	(471)	—	(471)	—
Beneficial conversion feature of redeemable preferred stock	—	—	(744)	—

Net loss allocable to common stockholders	$(10,183)	$(12,220)	$(15,207)	$(22,737)

Basic and diluted loss from continuing operations per share allocable to common stockholders	$(0.11)	$(0.23)	$(0.20)	$(0.45)
Basic and diluted income/(loss) from discontinued operations per share	$(0.07)	$0.01	$(0.07)	$0.02
Basic and diluted net loss per share allocable to common stockholders	$(0.18)	$(0.22)	$(0.27)	$(0.43)
Shares used in computing basic and diluted net loss per share allocable to common stockholders	56,868,123	55,229,738	56,306,572	52,340,131